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
                                                               Exhibit 11
                                                COMPUTATION OF EARNINGS PER COMMON SHARE
                                                        PRIMARY AND FULLY DILUTED
----------------------------------------------------------------------------------------------------------------------------
                                                                                            1996        1995        1994
                                                                                          ----------  ----------  ----------
Net income for computing primary and fully diluted earnings per common share              $4,336,000  $6,622,000  $4,754,000
PRIMARY SHARES
     Weighted average number of common shares outstanding                                  7,885,206   6,828,809   5,787,236
     Additions from assumed exercise of stock options and warrants                           369,787     406,464     520,652
                                                                                          ----------  ----------  ----------
     Weighted average of common and common equivalent shares                               8,254,993   7,235,273   6,307,888
                                                                                          ==========   =========   =========
FULLY DILUTED SHARES
     Weighted average number of common shares outstanding                                  7,885,206   6,828,809   5,787,236
     Additions from assumed exercise of stock options and warrants                           403,490     420,925     548,640
                                                                                          ----------  ----------  ----------
     Weighted average of common and common equivalent shares                               8,288,696   7,249,734   6,335,876
                                                                                          ==========   =========   =========
NET INCOME PER COMMON SHARE
     Primary                                                                              $     0.53  $     0.92  $     0.75
                                                                                          ==========   =========   =========
     Fully diluted                                                                        $     0.53  $     0.92  $     0.75
                                                                                          ==========   =========   =========


Primary additions from assumed exercise of stock options and warrants are net of assumed purchase of common shares at the average market price during the fiscal year. Fully diluted earnings per share was determined in the same manner except that the year-end stock price was used. The average and year-end stock prices were as follows: fiscal 1996 - $23.25 and $28.25, fiscal 1995 - $15.53 and $19.875, fiscal 1994 - $10.07 and $13.50, respectively.

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